QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[OVERSTOCK.COM, INC. LETTERHEAD]

                , 2010

Dear Current or Former 401(k) Plan Participant:

This letter and the accompanying document called a "Prospectus" contain important information.

        Overstock.com, Inc. is sending you these materials because you are a current or former participant in the Overstock.com, Inc. 401(k) Plan (the "Plan") and acquired shares of our common stock, par value $0.0001 per share, in the Plan's Overstock.com, Inc. Stock Fund (the "Shares") during the period from July 1, 2008 through June 30, 2009 (the "Purchase Period"). We are offering to buy back Shares at the original purchase price plus interest, or reimburse you for losses you may have incurred if you have sold Shares. This offer is called a "Rescission Offer." We are making the Rescission Offer because we discovered that the number of shares included in the Shares contributed to the Plan or otherwise acquired by the Plan exceeded the number of shares registered with the Securities and Exchange Commission (the "SEC") for sale to participants in the Plan.

        If you hold Shares purchased during the Purchase Period in the Overstock.com, Inc. Stock Fund as of                , 2010, all transactions relating to your Plan account will be suspended temporarily on                , 2010, regardless of whether you accept the Rescission Offer and whether we repurchase your Shares. At present, we do not expect this suspension to last more than three business days. See "Notice of Blackout Period" in the attached Prospectus for more information.

        To help you further understand the Rescission Offer, please review the Prospectus contained in this package. A Rescission Offer Acceptance Form accompanies the enclosed Prospectus. We urge you to review the Prospectus and the Rescission Offer Acceptance Form, including the description of the "First-In, First-Out" calculation included in the Rescission Offer Acceptance Form, carefully before deciding whether or not to execute and return the Rescission Offer Acceptance Form.

        The Rescission Offer deadline is                , 2010. If you want to accept the Rescission Offer, your acceptance form must be received at the address indicated on your acceptance form on or before this deadline.

        We encourage you to read the entire Prospectus for complete information. If you have questions after reading this material, please call the Overstock.com, Inc. HR department at (801) 947-5104, Monday through Friday between the hours of 8:00 a.m. and 5:00 p.m., Mountain Time.

Overstock.com, Inc.

By:	[Name, Title]

QuickLinks

  Exhibit 99.1
[OVERSTOCK.COM, INC. LETTERHEAD]